Exhibit 10(j)
Robert A. Lutz
COMPENSATION STATEMENT

Commencing: January 1, 2003	Salary: $129,166.66 Per Month
I agree I am classified as an exempt employee for purposes of the Fair Labor Standards Act, and the salary provided to me pursuant to the letter agreement of even date herewith will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.
I acknowledge that I will become aware of trade secrets or other confidential and/or proprietary information concerning GM, the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM. I also acknowledge that I will not disclose to GM or its employees any trade secrets or other confidential and/or proprietary information of any prior employer without the specific written authorization of the prior employer. I represent that I am not subject to any agreements that would preclude my employment with GM.
For a period of one year immediately following my termination of employment with GM or any of its subsidiaries for any reason, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.
This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge that except as provided in the letter agreements of even date herewith, GM retains the right in its discretion to increase or decrease my compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.
I agree that my job responsibilities with GM and a significant portion of my compensation as more fully described in the letter agreements of even date herewith are consideration for the confidentiality and non-compete agreements noted above.
I acknowledge that, with the exception of the Agreements between General Motors Corporation and Robert A. Lutz (dated September 1, 2001, and December 20, 2002), there are no other oral or written understandings or agreements in effect regarding my salary, nature or duration of employment, or the other matters set forth in this compensation statement.
No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.

Employee	General Motors Corporation

Date	Date